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EXHIBIT 10.1.6

EMPLOYMENT AGREEMENT

        THE DOE RUN RESOURCES CORPORATION, d/b/a THE DOE RUN COMPANY, a New York corporation (the "Corporation"), and JAMES W. GRUBBS ("Employee") hereby agree as follows:

        1.    Employment.    The Corporation hereby employs the Employee, and the Employee accepts employment from the Corporation, upon the terms and conditions hereinafter set forth in this Employment Agreement ("Agreement"). This Agreement and the attachments referenced herein constitute the entire agreement between the Corporation and the Employee pertaining to the terms of his employment, and supercede all prior discussions, negotiations, and understandings, whether written or oral, with respect to this matter.

        2.    Term of Employment.    The initial term of the Employee's employment under this Agreement shall commence on December 1, 2004 and shall terminate on November 30, 2007; provided, however, that this Agreement may be extended for additional terms of one year each if by not later than September 30 of any year beginning in 2007, both parties mutually agree in writing to extend the term of this Agreement; and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

          (a)   Upon the termination of the business or corporate existence of the Corporation other than by merger, acquisition or sale;

          (b)   Upon the death of the Employee;

          (c)   At the Corporation's option, if the Employee shall suffer a permanent disability; (For the purposes of this Agreement, "permanent disability" means any physical or mental impairment that renders the Employee unable for a period of six (6) months or more to perform the essential job functions of his position, even with reasonable accommodation, as determined by a physician selected by the Corporation. The Employee acknowledges and agrees that he shall voluntarily submit to a medical or psychological examination for the purpose of determining his continued fitness to perform the essential functions of his position whenever requested to do so by the Corporation. If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Employee or his representative in writing and the termination shall become effective on the date that such notification is given.);

          (d)   At the Corporation's option, upon ten (10) calendar days' written notice to the Employee and an opportunity to cure, in the event of any material breach or default by the Employee of any of the terms of this Agreement or of any of the Employee's duties or obligations hereunder;

          (e)   Without Cause, the Corporation, at its sole option, may terminate the Employee's employment and pay him an amount that is equivalent to four (4) months of the Employee's Base Salary, less any authorized or required payroll deductions.

          (f)    At the Corporation's option, without any advance notice, in the event that the Employee engages in conduct which, in the opinion of the Corporation, (1) constitutes dishonesty of any kind (including, but not limited to, any misrepresentation of facts or falsification of records) in the Employee's relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) exposes the Corporation to public disrepute or disgrace, or causes harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes unlawful harassment or discrimination towards any person associated with the Corporation; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation's premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal substance use while on the Corporation's premises or while acting on the Corporation's behalf; or (7) constitutes a willful violation of any governmental rules or regulations.

          (g)   At the Employee's option, after providing the Corporation with at least thirty (30) calendar days advance written notice of his intention to terminate the employment relationship.

        Upon termination of employment for any reason other than Without Cause, the Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of termination and shall not be entitled to additional compensation except as expressly provided in this Agreement.

        3.    Compensation.

          (a)   During the period from December 1, 2004 to November 30, 2007, the Corporation shall compensate the Employee for the Employee's services rendered hereunder by paying to the Employee an annual salary (the "Base Salary") of Two Hundred Twenty Thousand Dollars ($220,000.00), less any authorized or required payroll deductions. Thereafter, as long as this Agreement remains in effect, the Employee will be eligible for yearly adjustments on the same basis as other employees of the Corporation. Payment of the Employee's Base Salary will be made in accordance with the payroll policies of the Corporation in effect from time to time.

          (b)   The Employee is eligible to receive an Annual Bonus ("Bonus") in addition to his Base Salary in an amount equal to fifty percent (50%) of the Employee's Base Salary. Eligibility for the Bonus is based on the Employee's meeting the goals and objectives set out in Agreed Upon Goals and Objectives (Attachment 1).

          (c)   In addition to the Base Salary and Bonus (if any), the Employee shall be eligible to participate in other Corporate benefits as presently outlined in the Doe Run Company Summary of Benefits and Compensation (Attachment 2) including the Corporate Staff Gainsharing program, and which benefits may be modified from time to time by the Corporation.

          (d)   The Employee is eligible to participate in SERP (Attachment 3).

          (e)   The Employee is eligible to participate in Net Worth Appreciation Benefits (Attachment 4).

          (f)    Retention Bonus Payments. The Employee is also eligible to receive Retention Bonus Payments, less any authorized or required payroll deductions, should he remain employed by the Employer in accordance with the following schedule:

Retention Bonus Payment	Employment Date
$20,000	December 1, 2005
$20,000	December 1, 2006

        4.    Duties of the Employee.

          (a)   The Employee shall serve as Vice President, Sales and Marketing of the Corporation, or in such other positions as may be determined by the Board of Directors of the Corporation, and the Employee shall perform such executive duties (comparable to those normally performed by individuals who serve as such officers of comparable companies) on behalf of the Corporation and its subsidiaries by such means, at such locations, and in such manner as may be specified from time to time by the officers or Board of Directors of the Corporation. A general description of this position is set out in the Position Specification (Attachment 5). The Employee's principal place of business shall be St. Louis, Missouri and shall not be changed without the Employee's consent.

          (b)   The Employee agrees to abide by and conform to all rules as established by the Corporation applicable to its employees, as outlined in the Employee Manual (Attachment 6) and to the extent not inconsistent with any term of this Agreement.

          (c)   The Employee acknowledges that he is being employed as a full-time employee, and the Employee agrees to devote so much of the Employee's time, attention and energies to the business of the Corporation as is necessary for the successful operation of the Corporation and shall endeavor at all times to improve the business of the Corporation. The Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the Corporation's President.

        5.    Expenses.    During the period of the Employee's employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse the Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by the Employee in the interest of the business of the Corporation. All such expenses paid by the Employee will be reimbursed by the Corporation upon presentation by the Employee, from time to time (but not less than quarterly), of an itemized account of such expenditures in accordance with the Corporation's policy for verifying such expenditures. International travel expenses will be business class whenever possible.

        6.    Fringe Benefits.

          (a)   The Employee shall be entitled to participate in any health, disability and life insurance program, and other benefits, which have been or may be established or modified by the Corporation for salaried employees of the Corporation (Attachment 2).

          (b)   The Employee shall be entitled to an annual vacation without loss of compensation three (3) weeks per calendar year.

          (c)   The Corporation shall provide to the Employee during the term of his employment an automobile allowance of Four Hundred Dollars ($400.00) per month. In addition, the Corporation shall pay for automobile insurance coverage for the automobile from an insurance carrier selected by the Corporation.

          (d)   Relocation Expenses and Allowance.

      (i)
      The Corporation shall reimburse the Employee's expenses, exclusive of taxes, for actual costs to relocate his household goods to the St. Louis, Missouri metropolitan area, upon presentment of proper documentation.

      (ii)
      The Corporation shall reimburse the Employee for temporary lodging in the St. Louis, metropolitan area for three (3) calendar months commencing December 1, 2004, and for such additional months as mutually agreed in writing by the Corporation and the Employee.

      (iii)
      The Corporation shall reimburse the Employee for one (1) trip home (New York) monthly during the period of his temporary lodging.

      (iv)
      The Corporation shall pay the Employee a one-time relocation allowance of $60,000.00 on or about December 1, 2004.

          (e)   The Corporation shall provide the Employee with up to Five Thousand Dollars ($5,000.00) to consult with an attorney selected by the Employee to review the Agreement.

        7.    Covenants of the Employee.

          (a)   During the term of the Employee's employment with the Corporation and for all time thereafter the Employee covenants and agrees that the Employee will not in any manner directly or indirectly, except as required in the Employee's duties to the Corporation, disclose or divulge to any person, entity, firm or company whatsoever, or use for the Employee's own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any knowledge, devices, information, techniques, customer lists, business plans or other data belonging to the Corporation or developed by the Employee on behalf of the Corporation during his employment with the Corporation, without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of the Corporation, that disclosure of the same to or use of the same by third parties would adversely affect the effective and successful conduct of the business of the Corporation and the goodwill of the Corporation, and that any breach of the terms of this subparagraph (a) shall be a material breach of this Agreement.

          (b)   During the term of the Employee's employment with the Corporation and for a period of one (1) year (the "Covenant Term") after cessation for whatever reason of such employment (except as hereinafter provided in subparagraph (c) of this paragraph 7), the Employee covenants and agrees that the Employee will not in any manner directly or indirectly:

      (i)
      solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Corporation;

      (ii)
      engage directly or indirectly, either personally or as an employee, partner, associate partner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of the Corporation. For purposes of this covenant a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein the Corporation is engaged in marketing its products, and if it involves the mineral production, recycling or fabrication of base metals or any other business which is in any manner competitive, as of the date of cessation of the Employee's employment, with any business then being conducted by the Corporation or as to which the Corporation has then formulated definitive plans to enter;

      (iii)
      induce any salesman, distributor, supplier, manufacturer, representative, agent or other person transacting business with the Corporation to terminate their relationship with the Corporation, or to represent, distribute or sell products in competition with products of the Corporation; or

      (iv)
      induce or cause any employee of the Corporation to leave the employ of the Corporation.

          (c)   All the covenants of the Employee contained in this paragraph 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.

          (d)   It is the intention of the parties to restrict the activities of the Employee under this paragraph 7 only to the extent necessary for the protection of legitimate business interests of the Corporation, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

        8.    Work for Hire.    Any work prepared by the Employee within the scope of this Agreement is deemed a work for hire under the United States Copyright Act (Title 17 United States Code). Any work prepared by Employee that relates to the Corporation's business, research or development, or results from work performed for the Corporation by Employee, which is eligible for copyright protection, shall be made a work for hire. If such work is deemed for any reason not to be a work for hire, Employee assigns all right, title and interest in the copyright of such work, and all extensions and renewals thereof, to the Corporation, and agrees to provide all assistance requested by the Corporation in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Corporation's expense, but without any additional compensation to Employee

        9.    Documents.    Upon cessation of the Employee's employment with the Corporation, for whatever reason, all documents, records (including without limitation, customer records), notebooks, invoices, statements or correspondence, including copies thereof, relating to the business of the Corporation then in the Employee's possession, whether prepared by the Employee or others, will be delivered to and left with the Corporation, and the Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

        10.    Remedies.    In the event of the breach by the Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, the Corporation may terminate the employment of the Employee in accordance with the provisions of paragraph 2 of this Agreement. It is further agreed that any material breach of any term of this Agreement by the Employee will result in immediate and irreparable injury to the Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which the Corporation may be entitled, and that the enforcement of a remedy by way of injunction would not prevent the Employee from earning a living, nor otherwise impose an undue hardship on the Employee. In addition to any other remedies that it may have in law or equity, the Corporation also may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor's business controlled, directly or indirectly, by the Employee. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by the Corporation shall not constitute a waiver of the right to pursue other available remedies. The Employee expressly agrees to pay all reasonable costs and attorneys' fees incurred by the Corporation to enforce the Employee's obligations under this Agreement.

        11.    Severability.    All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, subject to subparagraph 7(d) hereof, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

        12.    Waiver or Modification.    No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this paragraph may not be waived except as herein set forth. Failure of the Corporation to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by the Employee shall not be construed as a waiver of such breach nor prevent the Corporation from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

        13.    Assignability.    The services to be performed by the Employee hereunder are personal in nature and, therefore, the Employee shall not assign the Employee's rights or delegate the Employee's obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

        14.    Successors.    Subject to the provisions of paragraph 13, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and the Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

        15.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally or mailed by certified or registered mail, return receipt requested, if to the Corporation, to:

                            , President
    THE DOE RUN RESOURCES CORPORATION,
    d/b/a the DOE RUN COMPANY
    1801 Park 270 Drive; Suite 300
    St. Louis, Missouri 63146

and, if to the Employee, to:

    Mr. James W. Grubbs

with a copy to:

    William C. Zifchak, Esq.
    Kaye Scholer LLP
    425 Park Avenue
    New York, NY 10022

or to such other address as may be specified by either of the parties in the manner provided under this paragraph 15.

        16.    Construction.    This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction.

        17.    Venue.    The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the Federal Court for the Eastern District of Missouri, unless said Court shall lack jurisdiction, in which case such action shall be brought only in the Circuit Court in the County of St. Louis, Missouri.

        18.    Disclosure of Existence of Agreement.    To preserve the Corporation's rights under this Agreement, the Corporation may advise any third party of the existence of this Agreement and its terms, and the Employee specifically releases the Corporation from any liability for doing so.

        19.    Opportunity to Review.    The Employee hereby represents and warrants that he has fully reviewed this Agreement with counsel he has selected, that he understands the meaning and effect of each paragraph of this Agreement, and that he enters into this Agreement with the intent to abide by its terms.

        The parties have executed this Agreement as of November 18, 2004.

THE DOE RUN RESOURCES CORPORATION, d/b/a THE DOE RUN COMPANY
("Corporation")
By:	/s/ MARV KAISER Executive Vice, President
JAMES W. GRUBBS
/s/ JAMES W. GRUBBS James W. Grubbs
("Employee")

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EMPLOYMENT AGREEMENT